Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES RECORD

FISCAL 2018 FIRST QUARTER RESULTS

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First Quarter Highlights Include:

•	Net Income Rises 36 Percent to $7.1 Million—$9.5 Million after Adjusting for One-Time, Non-Cash Tax Charge and Certain Management Transition Expenses—from $5.2 Million Last Year
•	Diluted EPS Advances to 41 Cents from 30 Cents in Fiscal 2017 First Period
•	Gross Margin up 20 Percent—$26.3 Million Versus $21.9 Million One Year Ago
•	Revenue Climbs to $247.9 Million on Higher Sales in All Segments

Looking Forward:

•	Company Reaffirms Forecast for Double-Digit Increase in Consolidated Revenue and EPS for Fiscal 2018
•	Avocado Industry Forecast Consumption to Increase Approximately 20 Percent in Fiscal 2018

SANTA PAULA, Calif. (March 7, 2018)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported that fiscal 2018 first quarter net income rose 36 percent from the corresponding period last year. The company, a global avocado industry leader and expanding provider of value-added fresh food, said that results were paced by higher revenue in each of its three business segments.

Net income for the three months ended January 31, 2018 climbed to a new first-quarter record of $7.1 million, equal to $0.41 per diluted share, from $5.2 million, or $0.30 per diluted share in the initial period of fiscal 2017. First-quarter results include the company’s current estimate for the effects of H.R. 1, commonly known as the “Tax Cuts and Jobs Act.” This resulted in Calavo recording a one-time, non-cash charge of approximately $1.7 million due to the revaluation of our net deferred tax assets and the transition tax on the deemed repatriation of foreign earnings, partially offset by a lower effective income tax rate of approximately 26.0 percent. The quarter also included approximately $0.9 million in operating expense ($0.7 million after-tax) related to senior-management-team transitions. Excluding these items, adjusted net income for the first quarter of fiscal 2018 increased 58 percent to $9.5 million, or $0.54 per diluted share, from adjusted net income of $6.0 million, or $0.34 per diluted share, adjusted for management transition expenses realized last year.

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Calavo Growers Reports Fiscal 2018 First Quarter Record Results/2-2-2

Revenue advanced to $247.9 million in the most-recent quarter, which is a new first-period high and a 9.4 percent increase from $226.6 million in last year’s first quarter. Gross profit increased by $4.4 million or 20 percent to a first quarter record of $26.3 million, equal to 10.6 percent of total revenue, from $21.9 million, or 9.7 percent of total revenue, in last year’s first quarter. Operating income soared 33 percent to $10.8 million in the most recent quarter from $8.1 million in the year-earlier initial period. Adjusted for the management transition expense described above, operating income for the fiscal 2018 first quarter would have been $11.7 million versus a comparable $9.3 million last year.

Chairman, President and CEO Lee E. Cole stated: “Calavo began fiscal 2018 in fine form, reaching new first-quarter highs for revenue, gross profit, operating income and net income. These results reflect top-line growth across all three business units and, in particular, the outstanding performances in our Fresh and Calavo Foods segments where sales and gross margin dollars rose sharply to drive overall net income and per-share results.

“Our Fresh segment executed very well in the quarter, posting unit volume gains in avocados and other fresh produce, namely tomatoes. Fresh avocado sourcing, production and sales management continue to anchor Calavo’s strong earnings growth, but we also saw solid, incremental contribution from our other produce categories, too,” said Cole.

The Calavo CEO continued: “The Renaissance Food Group (RFG) business segment continued its revenue growth trend once again in the first quarter. While temporary delays in new program rollouts and an unusual event in a specific geographic region (discussed further below) slowed RFG’s growth, we remain confident about our prospects ahead. RFG continued to make progress in the quarter by expanding its breadth of production capabilities and adding scale across its national distribution footprint.

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Calavo Growers Reports Fiscal 2018 First Quarter Record Results/3-3-3

“The Calavo Foods business segment notched solid sales and gross margin gains in the first quarter, making a meaningful contribution to overall results. In the first quarter, gross profit margin improved sharply on a sequential basis from the second half of fiscal 2017. While our primary raw material costs remained higher year-over-year in the first quarter of 2018, increased selling prices have helped return the segment to historical gross profit percentage levels.”

Sales in the Fresh business segment advanced to $122.8 million, a 10 percent increase from $112.1 million in the fiscal 2017 first quarter. Gross profit climbed 82 percent to $14.3 million, equal to 11.6 percent of segment sales, from $7.9 million, or 7.0 percent of segment sales, in the like quarter last year. Total Fresh units packed and sold in the most-recent period equaled 4.1 million, an increase of 13.2 percent from 3.6 million in the year-earlier first quarter.

In the RFG business segment, sales rose by 8.6 percent to $106.1 million from $97.7 million in last year’s first quarter. Gross profit in the most-recent quarter equaled $6.1 million, or 5.7 percent of segment sales. This compares to gross profit of $9.0 million, approximating 9.2 percent of segment sales in the fiscal 2017 initial period. Top line growth in the RFG segment is attributable to expanded customer penetration, broader geographic reach, and enlarged range of product offerings. Gross profit dollars and margin in the quarter were impacted by the continued ramp up of newer facilities, including the Riverside facility (open less than one year) and reduced service levels at the Houston facility resulting from labor shortages (related to the city’s massive rebuilding in the aftermath of Hurricane Harvey).

Calavo Foods business segment sales climbed 13.4 percent to $19.0 million from $16.8 million in the prior-year first quarter. Gross profit in the segment climbed 17.4 percent to $6.0 million, equal to 31.4 percent of segment sales, from $5.1 million, or 30.3 percent of segment sales, in the first quarter of fiscal 2017. On a sequential basis,

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Calavo Growers Reports Fiscal 2018 First Quarter Record Results/4-4-4

Calavo Foods’ segment gross profit rebounded sharply from $1.6 million, or 7.7 percent of segment sales, posted in the fiscal 2017 fourth quarter, as a result of the price increases initiated last year to compensate for higher year-over-year fruit costs.

Calavo’s total selling, general and administrative (SG&A) expense in the most recent quarter equaled $15.5 million, or 6.3 percent of revenues, which compares with $13.8 million, or 6.1 percent of revenues in the fiscal 2017 initial period. SG&A in the quarter includes additional stock-based compensation related to the above-referenced senior management transition of $0.9 million, which does not impact the underlying cost structure of the company. The increase in SG&A in the quarter was primarily related to higher salary and benefits expense resulting from costs related to incentive shares that vested during the first quarter as well as higher headcount.

Outlook

CEO Cole said that Calavo’s start to fiscal 2018 leaves him “confident and optimistic about the company’s path ahead and that it remains on a trajectory to post record revenues and earnings per share” in the current year.

Cole stated: “We continue to see strong fresh avocado demand and it will be met with a larger all-source industry supply that is forecast to increase approximately 20 percent. Avocado consumption—both domestically and internationally—continues to trend upward and we are well-positioned to help satisfy this demand. For these reasons, I am affirming our previous forecast of double-digit revenue growth in the Fresh business segment.

“We expect RFG’s growth rate will trend higher sequentially across the remaining three quarters of fiscal 2018.    Similarly, we expect RFG’s gross profit margins to improve sequentially across fiscal 2018 as new retail programs rollout, enabling newer plants to further scale, and the transitory circumstances in Houston subside which we are already beginning to witness. Due to the delays we experienced in the first quarter, we are now anticipating mid-teen growth in net sales and we continue to expect higher growth in gross profit for the full year 2018.

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Calavo Growers Reports Fiscal 2018 First Quarter Record Results/5-5-5

The Calavo CEO continued: “Calavo Foods is on track to meet our previously forecast double-digit revenue growth this fiscal year. As we move closer to the second half of the year, we anticipate a moderation in our year-over-year raw material costs—which are already lower on a sequential basis–that should result in gross profit margins remaining at more historic levels.

“We turn next to our unconsolidated subsidiary, FreshRealm, LLC, which Calavo seeded and continues to hold a meaningful ownership interest. FreshRealm, utilizing advanced technology, is becoming the leading innovator in delivering meal-kits to the retail and direct-to-consumer marketplaces. Notably, Weight Watchers International recently announced a strategic partnership with FreshRealm to roll out Weight Watchers branded meal kits later in 2018. We are excited about this partnership as well as a number of other significant partnership opportunities FreshRealm has secured or is in the process of developing, and look forward to watching the FreshRealm business grow in 2018.

“With an outstanding first quarter as Calavo’s cornerstone, I expect the company to continue on its path of strong revenue and profit growth as fiscal 2018 progresses. Consequently, I am re-affirming our guidance offered in mid-December that called for double-digit growth in both revenue and earnings per share. In addition, we now anticipate our earnings per share to get a further boost in fiscal 2018 as a result of the new Tax Cuts and Jobs Act, which is expected to lower our effective tax rate for the remainder of fiscal 2018. We look forward to reporting our continued achievements as the year progresses,” Cole concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce (tomatoes). The Renaissance Food Group segment (“RFG”) creates, markets and

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Calavo Growers Reports Fiscal 2018 First Quarter Record Results/6-6-6

distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation and Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on international products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31,	October 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$2,942	$6,625
Accounts receivable, net of allowances of $3,638 (2018) and $2,490 (2017)	72,655	69,750
Inventories, net	31,184	30,858
Prepaid expenses and other current assets	7,680	6,872
Advances to suppliers	1,892	4,346
Income taxes receivable	-	1,377

Total current assets	116,353	119,828
Property, plant, and equipment, net	121,766	120,072
Investment in Limoneira Company	37,251	40,362
Investment in unconsolidated entities	33,622	33,019
Deferred income taxes	9,419	9,783
Goodwill	18,262	18,262
Other assets	23,975	22,791

	$360,648	$364,117

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$17,304	$16,524
Trade accounts payable	20,676	22,911
Accrued expenses	35,575	39,946
Income tax payable	1,368	-
Short-term borrowings	31,500	20,000
Dividend payable	-	16,657
Current portion of long-term obligations	123	129

Total current liabilities	106,546	116,167
Long-term liabilities:
Long-term obligations, less current portion	409	439
Deferred rent	2,719	2,732
Other long-term liabilities	-	657

Total long-term liabilities	3,128	3,828
Commitments and contingencies
Total shareholders’ equity	250,974	244,122

	$360,648	$364,117

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended January 31,
	2018	2017
Net sales	$247,928	$226,554
Cost of sales	221,618	204,630

Gross profit	26,310	21,924
Selling, general and administrative	15,517	13,826

Operating income	10,793	8,098
Interest expense	(231)	(247)
Other income (expense), net	729	(69)

Income before provision for income taxes	11,291	7,782
Provision for income taxes	4,302	2,561

Net income	6,989	5,221
Less: Net loss attributable to noncontrolling interest	150	28

Net income attributable to Calavo Growers, Inc.	$7,139	$5,249

Calavo Growers, Inc.’s net income per share:
Basic	$0.41	$0.30

Diluted	$0.41	$0.30

Number of shares used in per share computation:
Basic	17,446	17,374

Diluted	17,525	17,430

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended January 31, 2018
Net sales	$122,785	$19,037	$106,106	$247,928
Cost of sales	108,528	13,062	100,028	221,618

Gross profit	$14,257	$5,975	$6,078	$26,310

Three months ended January 31, 2017
Net sales	$112,059	$16,788	$97,707	$226,554
Cost of sales	104,208	11,697	88,725	204,630

Gross profit	$7,851	$5,091	$8,982	$21,924

For the three months ended January 31, 2018 and 2017, inter-segment sales and cost of sales of $0.4 million and $0.1 million between Fresh products and RFG were eliminated. For the three months ended January 31, 2018 and 2017, inter-segment sales and cost of sales of $0.9 million between Calavo Foods and RFG were eliminated. For the three months ended January 31, 2018, inter-segment sales and cost of sales of $0.1 million between Fresh products and Calavo Foods were eliminated.

Source: Calavo Growers, Inc.